Castlerigg Master Investments Ltd.
40 West 57th St
26th Floor
New York, NY 10019

December 22, 2008

China VoIP & Digital Telecom Inc.
11th Floor Tower Bl, Yike Industrial Base,
Shunhua Rd, High-tech Industrial Development Zone
Jinan, China 250101

Attention:       Li Kunwu, Chief Executive Officer

Re: Holder Optional Redemption Notice.

Reference is hereby made to (i) that certain Securities Purchase Agreement, dated as of December 21, 2007, by and between China VoIP & Digital Telecom Inc., a Nevada corporation (the "Company") and the undersigned (the "Investor") (as amended, the "Securities Purchase Agreement"), (ii) that certain Amendment and Exchange Agreement, dated as of December 8, 2008, by and between the Company and the Investor (the "Amendment and Exchange Agreement"), which amended the Securities Purchase Agreement and the Transaction Documents (as defined in the Securities Purchase Agreement) and (iii) the Senior Secured Convertible Note issued pursuant to the Securities Purchase Agreement by the Company to the Investor on December 21, 2007, in the principal amount of $5,000,000, as amended pursuant to the Amendment and Exchange Agreement (as amended, the "Note"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Note.
Pursuant to Section 11(a) of the Note the Investor hereby notifies the Company of its election to require a Holder Optional Redemption for the Available Redemption Amount of $1,666,666.67. The Company is obligated to deliver the Redemption Amount in the amount of $1,703,025.33 no later than December 30, 2008.

This letter is without prejudice to, and the Investor fully and specifically reserves, any and all rights, powers, privileges and remedies, at law or otherwise, including, without limitation, under the Note, the Securities Purchase Agreement and the other Transaction Documents.

This letter is not, and shall not be deemed to be, a waiver of, or a consent to, any default, noncompliance or Event of Default now existing or hereafter arising under the Note, the Securities Purchase Agreement or any of the other Transaction Documents. In addition, no action or acquiescence by the Investor shall constitute a waiver of any Event of Default. This letter shall not entitle the Company to any other or further notice or demand.

Very truly yours,

CASTLERIGG MASTER INVESTMENTS LTD.

BY: SANDELL ASSET MANAGEMENT CORP.
[Missing Graphic Reference]
Name: Timothy O'Brien Title: Chief Financial Officer

cc:   Anslow + Jaclin, LLP
195 Route 9 South, Suite 204 Manalapan, NJ 07725 Telephone:     732-409-1212 Facsimile:      732-577-1188 Attention:      Richard I. Anslow, Esq.